Exhibit 3.1

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

BOARD OF TRUSTEES

April 19, 2007

RESOLVED, That, effective with the opening of business on May 21, 2007, the first sentence of Section 8 of the By-Laws is, and the same hereby, is amended to read as follows:

“Section 8. The affairs of the Company shall be managed under the direction of a Board consisting of eleven Trustees, who shall be elected annually by the stockholders by ballot and shall hold office until their successors are elected and qualified.”